SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	May 22, 2008

COBRA OIL & GAS COMPANY
(Exact name of registrant as specified in its charter)

Nevada	000-52782	26-2113613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Uptown Center 2100 West Loop South, Suite 400 Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(832) 476-8941
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 22, 2008 Cobra Oil & Gas Company (the “Company” or “we”) entered into a Memorandum of Intent with Coastal Petroleum Company (Coastal”) which outlines the terms and conditions under which Coastal is willing to enter into a formal agreement with the Company on certain oil and gas leases owned by Coastal in Valley Creek, Montana. The leases involve approximately 82,800 net acres. Under the leases, Coastal has a 100% working interest with between 75.5% to 80.5% net revenue interests. Pursuant to the Memorandum of Intent, on May 23, 2008 we paid Coastal $180,000 in exchange for a two year option to purchase a 50% interest in the leases for $1,000,000.

Prior to exercising the purchase option, we have the right to drill a well at our expense on the leases and earn a 50% working interest in the spacing unit if the well is a producer and we make full payment for the 50% working interest. We have no obligation however, to drill any well on the leases before we exercise our right to purchase the 50% interest in the leases from Coastal.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On May 22, 2008 we sold 1,000,000 units to a single subscriber at a price of $0.25 per unit or an aggregate of $250,000. Each unit consists of one share of our common stock and a warrant to purchase one share of our common stock at a price of $0.40 per share, subject to adjustment, for a period of three years from issuance. The units were sold in reliance on the exemption from registration provided by Regulation S under the Securities Act of 1933, as amended.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibits filed as part of this Report are as follows:

Exhibit 10.1	Memorandum of Intent, dated May 22, 2008 between Registrant and Coastal Petroleum Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COBRA OIL & GAS COMPANY

By:	/s/ Massimiliano Pozzoni
Name: Massimiliano Pozzoni
Title: President